Exhibit 99.1

NEWS RELEASE
Duke Energy Corporation P.O. Box 1009 Charlotte, NC 28201-1009

March 6, 2007	CONTACT:	Rita Sipe
	Phone:	704/382-8609
	24-Hour:	704/382-8333

Duke Energy and Federal Government Reach Agreement

on Used Nuclear Fuel Storage Costs

CHARLOTTE, N.C. – Duke Energy Carolinas and the U.S. Department of Justice have reached a settlement resolving Duke Energy’s used nuclear fuel litigation against the U.S. Department of Energy (DOE). The agreement provides for an initial payment to Duke Energy of approximately $56 million for certain storage costs incurred through July 31, 2005, with additional amounts reimbursed annually for future storage costs.

In 1983, Duke Energy entered into a contract with the DOE which provided for the removal of used fuel from nuclear power reactor sites beginning in 1998. Because the federal government did not begin used fuel removal in 1998, Duke Energy has incurred higher used fuel storage costs at the Duke Energy-operated Oconee, McGuire and Catawba nuclear stations. Under this settlement, the government will reimburse Duke Energy for qualifying storage costs from the U.S. Treasury’s Judgment Fund.

“This agreement is an important positive step for our company and the federal government,” said Brew Barron, Duke Energy chief nuclear officer. “It clarifies specific costs the DOE will pay associated with the delay in meeting its obligation for used fuel disposal. This ensures our ratepayers and shareholders do not bear the full financial burden of these delays.”

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In the near-term, Duke Energy will continue the safe and secure storage of used fuel at these nuclear plant sites. As a longer-term solution, Duke Energy continues to support the government’s efforts to fulfill its obligation to accept used nuclear fuel.

Duke Energy Corp., one of the largest electric power companies in the United States, supplies and delivers energy to approximately 3.9 million U.S. customers. The company has nearly 37,000 megawatts of electric generating capacity in the Midwest and the Carolinas, and natural gas distribution services in Ohio and Kentucky. In addition, Duke Energy has more than 4,000 megawatts of electric generation in Latin America, and is a joint-venture partner in a U.S. real estate company.

Duke Energy’s Carolinas operations include nuclear, coal-fired, natural gas and hydroelectric generation. That diverse fuel mix provides nearly 21,000 megawatts of safe, reliable and competitively priced electricity to more than 2.2 million electric customers in a 22,000-square-mile service area of North Carolina and South Carolina.

Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

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